EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $3.7 Million Order
for Z® Backscatter Van™ X-ray Systems

Middle East Client in Arabian Gulf to Deploy ZBV for Counterterrorism Applications

BILLERICA, Mass. – January 3, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the receipt of a $3.7 million order from a Middle Eastern Country for Z® Backscatter Van™ (ZBV) X-ray screening systems. The systems will be configured for operation in harsh environments and to operate in “Portal Mode,” which allows operators to inspect passing vehicles from a stationary position. The order also includes installation, operator training and a one-year parts warranty.

“With this substantial order from a Middle Eastern client, the ZBV continues to gain traction globally,” said Anthony Fabiano, President and CEO. “The ZBV’s covert capability makes this an ideal tool for our client’s counterterrorism missions. Additionally, the client is very impressed with the system’s compact size, versatility, affordability and imaging capability.  Its varied operating modes provide maximum maneuverability and flexibility for multiple applications, including urban surveillance, checkpoint security, and container and vehicle screening at ports and borders. AS&E is developing the market for this unique proprietary product, and we are very encouraged by our expanding market share and global customer base.”

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats, and its high throughput capability facilitates rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging of suspect vehicles and objects while the ZBV drives past.

The ZBV employs AS&E’s patented Z® Backscatter technology, which reveals contraband that transmission X-rays miss – such as explosives and plastic weapons – and provides photo-like imaging for rapid analysis.

About AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:
Laura Berman
American Science and Engineering, Inc.	(978) 262-8700

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered ``forward-looking’’ under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the

Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.